Exhibit 10.32

CONSULTING AND CONFIDENTIALITY AGREEMENT

CONSULTING AGREEMENT for the key personnel services of IEGT, Inc.’s employee Mo Zeidan, dated as of August 10, 2009 (the “Agreement”), by IEGT, Inc., a Michigan Corporation (“Consultant”), and Integral Technologies, Inc. a Nevada corporation (the “Company” or “Integral”).

WHEREAS, the Company desires to engage Consultant to provide certain consulting services as the Company may direct. The Consultant is willing to be engaged by the Company as a consultant and to provide such services, in assisting in the development/commercialization of Integral’s ElectriPlast™ technology. Also, depending on time available and subject to the direction of the Company, the development/commercialization of the Carbon Fiber Wire Technology combined with ElectriPlast™ on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.           Consulting.  The Company hereby retains Consultant, and Consultant hereby agrees to make Consultant’s employee Mo Zeidan available as a consultant to the Company, upon the terms and subject to the conditions contained herein.  During the Consultant Term (as hereinafter defined), Consultant shall provide certain consulting services to the Company as requested by management.

2.           Term.  Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on the date set forth above (the “Effective Date”) and shall continue until July 31, 2011 (the “Consultant Term”).

3.           Compensation.  In consideration of the services to be rendered by Consultant hereunder, during the Consultant Term the Company shall pay and grant to Consultant, and Consultant agrees to accept the following:

(a)          as a consulting fee, $25,000 per month (the “Consulting Fee”) payable at the beginning of each month.  This consulting fee will be reviewed every six months effective as of the date of this agreement. Consideration will be given to renegotiating the Consulting Fee based upon the success of  Consultant obtaining contracts. Also, compensation per each contract obtained shall be considered by the Company. The decision on whether the Consulting Fee will be increased will be at the sole discretion of the Company.

(b)    The company shall grant to Consultant 2,000,000 options for the right to purchase common stock of the Company. The Grant of Option forms part of this Agreement and is attached as Exhibit A. These options shall be priced and vested pursuant to the Grant of Option and as indicated below.

Number of Options	Vesting Date	Option Price
200,000	July 10, 2009	$0.25
200,000	October 10, 2009	$0.25
200,000	January 10, 2010	$0.25
200,000	April 10, 2010	$0.25
200,000	July 10, 2010	$0.25
200,000	October 10, 2010	$0.25
200,000	January 10, 2011	$0.25
200,000	April 10, 2011	$0.25
400,000	July 10, 2011	$0.25

The consideration to be given by Consultant for the Consulting Fee and the grant of options agreement shall include the following services and  third party costs over the two year contract:

Services:

*Engineering – Application designs, Product Development, Technology Roadmap & Implementation Timing Plan.
*Marketing- Product Introduction with  OEM, Tier I, Tier II,  Conventions, Associations & Publications.
*Customer Approvals and Validation
*Patents– Complete Analysis of all Patents (Awarded, Pending) and categorize them by sector,
Industry, Application, Priority of implementation, & identify potential customers.
*Research & Development- Design Technical Solutions to make the “Integral Patents” Implementation Ready & “Differentiation”. This anticipates “New Competitive Innovation” for market penetration with unique products and New Patent based on cost effective systems solutions. Joint development with the Customer’s Advanced Engineering Team for future implementation to transition into Core Approved Production Technology and migrate as a Global
Customer Strategy.
* Business Case – Systems Analysis per  Application/Sector for Technology justification and detailing all the benefits (Financial, Technical Performance, Assembly Processes, Packaging, Weight, impact on Fuel Efficiency, Environmental, Tooling Investment impact such stamping tools versus molding tools and product reliability).
*Expenses- Mileage for Customers Travel & Customers Entertainment in Michigan-/-surrounding states  within reasonable driving distance 4 – 6 hrs. This includes driving to Jasper for meetings. Other travel expenses will be funded by Integral.
*Joint Development/Joint Venture – Identify Partner for joint development of products implementation which includes embedding in applications plus all the Testing up to approval phase and Business Award.  Structure an agreement frame and justification.
Work with  customer for all phases Pre-Award - Prototype---Production.
*ElectriPlast™ Web Site-assist by providing technical information to the personnel of the Company and Jasper Rubber Products, Inc. of a new ElectriPlast™ web site.

*Funding- Support Integral as required in the technical documentation & Presentations for external funding justification such as the DOE, State, Government, Grants, and VC.

Third party costs:
Mileage for Customers Travel & Customers Entertainment in Michigan-/-surrounding states  within reasonable driving distance 4 – 6 hrs. This includes driving to Jasper for meetings. Other travel expenses will be funded by Integral.

4.     Termination.   The Consultant Term will end on July 31, 2011 (the “Expiration Date”), unless sooner terminated as provided below.  Notwithstanding the foregoing, the Consultant Term (i) will terminate upon the death of Mo Zeidan or  upon Notice of Termination (as defined below) delivered to Consultant as a result of Mo Zeidan’s Disability (as defined in Section 4(e) below), and (ii) may be terminated by the Company at any time prior to the Expiration Date for Cause (as defined in Section 4(d) below) or without Cause (“Termination Date”).  Any termination of the Consultant Term by the Company or by Consultant (other than termination upon Mo Zeidan’s death) must be communicated by written “Notice of Termination” to the other party hereto.  “Termination Date” means (i) if the Consultant Term has not already been terminated by such date, the Expiration Date, (ii) if the Consultant Term is terminated by Mo Zeidan’s death, the date of Mo Zeidan’s death, or (iii) if the Consultant Term is terminated upon Mo Zeidan’s Disability, by the Company, the date specified in the Notice of Termination.

(a)         Either party may terminate the contract at the following “six month” intervals with 30 days notice: January 31, 2010, July 31, 2010, and January 31, 2011.

(b)         If the Consultant Term is terminated by the Company without Cause, Consultant will be entitled to receive the full amount of the remaining compensation as identified in paragraph 3.a as it becomes due pursuant thereto.

(c)         If the Consultant Term is terminated by the Company for Cause, the Company will pay Consultant only those amounts due as identified in paragraph 3.a, prorated,   to the Termination Date and any unpaid expenses as of the Termination Date.  Upon delivery of the payment described in this Section 4(b), the Company will have no further obligation to Consultant under this agreement.

(d)         If Consultant terminates under paragraph 4(a) then the Company will pay Consultant only those amounts due as indentified in paragraph 3.a prorated, to the Termination Date and any unpaid expenses as of the Termination Date. Upon delivery of the payment described in this Section 4(b), the Company will have no further obligation to Consultant under this agreement.

(e)         If the Consultant Term is terminated upon death of Mo Zeidan or Disability, the Company will pay Consultant only those amounts due as identified in paragraph 3.a, prorated,   to the Termination Date and any unpaid expenses as of the Termination Date.  Upon delivery of the payment described in this Section 4(c), the Company will have no further obligation to Consultant under this agreement.

(f)         “Cause” means any one of the following: (i) a material breach by Consultant of this agreement, (ii) Mo Zeidan’s conviction of, guilty plea to, or confession of guilt of, a felony, but expressly excluding misdemeanor traffic violations, (iii) fraudulent, dishonest or illegal conduct, gross negligence or willful misconduct by Consultant in the performance of services for or on behalf of the Company or any of its subsidiaries or any other conduct detrimental to the business, operations or reputation of the Company or any of its subsidiaries as determined by the Board in good faith, regardless of whether such conduct is within the scope of Consultant’s duties, (iv) Consultant’s misappropriation of funds, (v) Consultant engaging in conduct involving an act of moral turpitude, (vi) failure to comply with the directions of the Board, provided that such directions are reasonable, lawful, and consistent with Consultant’s duties and responsibilities hereunder, (vii) Consultant’s failure to perform in any material respect all of Consultant’s obligations and duties pursuant to this agreement, (viii) Consultant’s failure to achieve (or, as applicable, failure by the Company to achieve) performance and other goals established by the Board in good faith from time to time (except where such failure results from extraordinary circumstances outside of your control (i.e. force majeure).

(g)         “Disability” means any accident, sickness, incapacity or other physical or mental disability which prevents Mo Zeidan from performing substantially all of the duties Consultant has been assigned by the Company or any of its subsidiaries for either (i) 30 consecutive days or (ii) 30 days during any period of 365 consecutive days, in each case as determined in good faith by the Board.

5.           Reimbursement.  The Company will reimburse Consultant for all reasonable out-of-pocket expenses incurred in connection with this Agreement excluding Third Party Costs as set forth in Section 3(a). In addition, the Company will be fund all costs related to prototype development and testing.

6.           Confidential Information.   Forming part of this Agreement as Exhibit B, and to be executed by the Consultant and Mo Zeidan is the Company’s standard Non Disclosure Agreement.

7.           Independent Contractor.  It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes shall be one of independent contractor.  Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

8.           Ownership. Consultant agrees that all patentable material, notes, records, drawing, designs, improvements, developments, discoveries and trade secrets (collectively, “Material”) conceived, made or discovered by Consultant, solely or in collaboration with others, while providing services to  the Company and  the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake or which Consultant may become associated with the Company in performing the services hereunder, are the sole property of the Company.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Material and any patents or other intellectual property rights relating thereto.

9.           Further Assurances.  Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in ElectriPlast™ and applications related thereto, and any patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Material, and any patents or other intellectual property rights relating thereto,  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any instrument or papers pursuant to this Agreement shall continue after the termination of the Agreement.

10.         Work Made for Hire.  The Company is engaging the services of Consultant to provide services as described herein for or on behalf of the Company and/or for a customer or customers of the Company. Consultant recognizes and agrees that all work and products that Consultant creates or develops within the scope of this engagement will be Work Made for Hire that belongs to the Company and will remain the property of the Company.  The Company will exclusively own, solely and completely, any work, process, product, idea or concept – whether such may be protected by patentable or not – that Consultant creates, conceives or develops, in whole or in part, within the scope of Consultant’s engagement by the Company. To the extent that Consultant’s work for the Company may not be deemed a Work Made For Hire, Consultant hereby assigns all of his right, ownership, interest and patents in such works completely and exclusively to the Company.

11.         Conflict of Interest.  Consultant and the Company hereby agree that there is no conflict of interest in connection with the retention by the Company of the Consultant pursuant to this Agreement.

12.         Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

13.         Notices.  All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) one (1) business day after being mailed with a nationally recognized overnight courier service, or (c) three (3) business days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at:

If to the Company, to :	Integral Technologies, Inc.
805 W. Orchard Drive, Suite 7
Bellingham, WA 98225
Fax: 360-752-1983
Attn: William S. Robinson, Chief Executive Officer

If to the Consultant, to:	IEGT, Inc.
Mo Zeidan, President
409 Rosemary St.
Dearborn Heights, MI 48127
Fax: 313-344-1886

14.         Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all other communications, whether written or oral. This Agreement may be modified or amended only by a writing signed by the Party against whom enforcement is sought.

15.         Severability.  The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16.         Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the law of the State of Washington without giving effect to the principles of conflicts of law thereof.  The parties each hereby submit themselves for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and/or federal courts in the State of Washington.

17.         Headings.  The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof

18.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Signatures evidenced by facsimile transmission will be accepted as original signatures.

19.         Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company. Any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the Company shall be void and of no effect.

20.         Successors and Assigns.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

21.         Dispute Resolution and Governing Law. Consultant agrees to initiate and maintain any legal action in such designated jurisdiction and irrevocably consent to exclusive personal jurisdiction and venue therein. Should Consultant bring legal action against the Company, the Consultant shall irrevocably agree that it will be brought and maintained on an individual basis (and not consolidated with similar cases, such as class actions, aggregated actions, or mass actions) within one (1) year after the claim arises or be barred. Furthermore, except for injunctive relief, all disputes arising out of or relating to this Agreement or the subject matter thereof involving less than one hundred thousand dollars ($100,000.00) shall be submitted to arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.   The parties agree that if an issue arises as to whether any matter related to this Agreement is subject to arbitration, the arbiter shall decide said issue.  The arbiter shall be selected according to the procedures set by AAA.  If a party to the arbitration fails or refuses to pay the fees of AAA, then any other party to the arbitration may pay said fees and proceed with the arbitration.  The location of the arbitration shall be in  Seattle, Washington. The arbiter’s award may be entered as a judgment in any court of competent jurisdiction.  The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings in the arbitration.  Disputes involving amounts exceeding the above dollar limit are not subject to arbitration and may be taken directly to court by either party. The parties agree that U.S. District Courts can hear cases involving copyright issues between them.

22.   Injunctive Relief. The parties acknowledge that a violation or attempted violation of this Agreement and the Terms and Conditions will cause such damage to the Company as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law. Accordingly, the parties agree that the Company shall be entitled to an injunction issued by any court of competent jurisdiction, restraining such violation or attempted violation of this Agreement by the Consultant or its affiliates, partners, or agents. The parties agree that no bond or other security shall be required in connection with such injunction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

INTEGRAL TECHNOLOGIES, INC.

By:	/s/ William A. Ince
William A. Ince, President

IEGT, Inc.

By:	/s/ Mo Zeidan
Mo Zeidan, President